EXHIBIT 4.2

Executive Board

Date

15 September 1999

Between

•	ING Groep N.V. hereby represented by Mr. E. Kist, Vice-Chairman of the Raad van Bestuur.

•	BBL N.V. hereby represented by Mr. J. Moulaert, Chairman of the Board of Directors and of the Compensation Committee,

•	Mr. MICHEL TILMANT, domiciled at Rue du Moulin 10, 1310 la Hulpe,

—	Whereas an agreement will be entered into between ING Bank N.V. and Michel Tilmant becoming effective as of July 1st, 1999, hereinafter referred to as “arbeidsovereenkomst”,

—	Whereas the “arbeidsovereenkomst” is similar to the one being entered into by any person becoming a member of the Raad van Bestuur of ING Bank as well as of the Raad van Bestuur of ING Groep,

—	Whereas Michel Tilmant will continue to exercise permanent responsibilities in BBL N.V., in whatever functions it may be,

—	Whereas Michel Tilmant will keep his residence in Belgium where his family will remain established,

Strawinskylaan 2631, Amsterdam The Netherlands P.O. Box 810, 1000 AV Amsterdam Tel.: +31 20 5415411	Fax: +31 20 5415451 ING Groep N.V. Trade Register Amsterdam no. 33231073

      IT IS AGREED AS FOLLOWS:

1. The “arbeidsovereenkomst” includes all obligations to which Michel Tilmant will be bound as well as all benefits to which he will be entitled in his capacity of member of the Raad van Bestuur of ING Bank and ING Group.

2. Furthermore, the existing contract between BBL and Michel Tilmant will remain in force regarding all obligations and benefits included therein with the exception of the remuneration.

3. The present remuneration package of Michel Tilmant as indicated in exhibit A will be split between ING Bank and BBL, as indicated in same exhibit according to the following rule:

3.1. The Dutch portion will be the package resulting from the “arbeidsovereenkomst”.

3.2. The Belgian portion will be a fixed remuneration amounting to BEF 18.872.640 and no variable remuneration will be served any longer by BBL.

4. It is hereby recognised by all parties that by abandoning the present variable part of his BBL remuneration, Michel Tilmant also gives up all future increases of such variable part that could be at the rate of 10 to 15% per annum considering past performances of BBL.

Therefore the parties expect this renunciation to be made up in the future by increases of the Dutch portion of the package. This package has been structured in such a way that Michel Tilmant will be awarded a Dutch bonus of minimum NLG 390.000.

5. All benefits other than remuneration resulting from Dutch and Belgian contracts will be consolidated and served in the following sequence:

5.1. All individual benefits provided by the BBL contract will first be served and/or assumed by BBL.

5.2. The balance between the latter benefits and those offered by ING Groep will be due by ING Groep.

Consequently, insurance coverage related to sickness, pension scheme, life etc. . . will be taken by ING Groep for the part of such benefits exceeding those provided by the BBL rules. Michel Tilmant (or his heirs) will have the choice to take the Belgian part of the pension as a lump sum according to present usual practice in Belgium.

6. The cost of furnished rented housing of standing in the Netherlands will be for the account of ING Groep.

7. This agreement -namely all provisions related to the remuneration and benefits- has been entered into in the context of the existing tax law in the Netherlands covering expatriates (the 35% rule) and in Belgium (the definitively taxed foreign income rule).

Should the environment change, then the agreement will be reviewed and restructured to provide Michel Tilmant with at least the same net package as the one served at the time of the change.

8. When either contract -BBL or ING- refer to the total remuneration, it means the sum of the hereabove indicated split salaries, fixed and variable.

9. Michel Tilmant will be entitled to the variable portion of his BBL remuneration for the first six months of 1999.

Brussel, 15 September 1999

ING Groep N.V. Mr. E. Kist Mr. M. Tilmant	BBL N.V. Mr. J. Moulaert

Annex 1a

Mr. Tilmant Married, spouse ● professional homemaker 2 dependent children Exchange ratio:
	NLG 1 = BEF	●
Salary:
	Base Salary		18,000,000	BEF
	Director’s fee		1,250,000	BEF
	Bonus (35,000,000 BEF)	paid out in such	81,000,000	BEF
		40% deferred	14,000,000	BEF
	Deferred lump sum		500,000	BEF
			82,750,000	BEF
Net allowances:
	Expenses lump sum		180,000	BEF
	Expenses allowance		750,000	BEF

	Current
	situation	Future situation

ALL AMOUNTS IN BEF	100% BE	BE	NL	Total 100%

TOTAL EMPLOYER’S COST (before taxes)	53,680,000	20,122,640	31,125,006	51,247,646
Less: — Company car	p.m.	p.m.	N/A	p.m.
— Group insurance contributions (employer)	p.m.	p.m.	N/A	p.m.
Less: — Expenses lump sum	(180,000)	(180,000)	N/A	(180,000)
— Expenses allowance	(750,000)	(750,000)	N/A	(750,000)
Less: employer’s social security contributions
— Belgium	N/A	N/A	N/A	N/A
— The Netherlands	N/A	N/A	(188,711)	(188,711)
GROSS SALARY	52,750,000	20,122,840	30,996,285	51,058,835
consisting of:
— Base Salary	16,000,000	18,872,640	23,797,150	42,689,790
— Director’s fee (tantiòme)	1,250,000	1,250,000	N/A	1,250,000
— Cash bonus	21,000,000	N/A	7,139,145	7,139,145
— Deferred	14,500,000	N/A	N/A	N/A
Less: social security contributions
— Belgium (self-employed)	(450,000)	(450,000)	N/A	(450,000)
— The Netherlands (employee)	N/A	N/A	(58,248)	(58,248)
Plus: Compensation allowance (NL)	N/A	N/A	35,517	35,517
GROSS AFTER SOCIAL SECURITY (A)	52,300,000	19,672,640	30,911,584	60,584,204
Less: Dutch income taxes (B)	N/A	N/A	(11,619,270)	(11,619,270)
Less: Belgium income taxes (C)	(24,958,076)	(11,633,010)	N/A	(11,633,010)
NET SALARY (A)-(B)-(C)	27,331,924	8,039,650	19,292,284	27,331,924
Plus: — Expenses lump sum (D)	180,000	180,000	N/A	180,000
— Expenses allowance (E)	750,000	750,000	N/A	750,000
NET IN HAND	28,261,924	8,969,630	18,292,294	28,261,924